Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and
Stockholders of Porta Systems Corp.
Syosset, New York

We hereby consent to the incorporation by reference in the Registration Statements (Reg. No. 333-68321) and (Reg. No. 333-72369) on Form S-8 of our report dated March 24, 2008, relating to the consolidated financial statements and financial statement schedule of Porta Systems Corp. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Melville, New York

March 26, 2008